------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
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                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] CHECK THIS BOX IF NO                                                                              Expires:     December 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          hours per response........ 0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b)                            Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Panjwani       Mahmood                                  iManage, Inc. (IMAN)                 to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director       X  10% Owner
    (Last)        (First)         (Middle)     3. IRS Identification      4. Statement for      ----              ---
   2121 South El Camino Real, Suite 400           Number of Reporting        Month/Year          X  Officer           Other (specify
--------------------------------------------      Person, if an entity       April 2001         ----              --- below)
                  (Street)                        (Voluntary)             -------------------   (give title below)
  San Mateo     California          94403                                 5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                   (Month/     (Instr. 8)                               Owned at            (D) or        Ownership
                                    Day/                                                End of Month        Indirect      (Instr. 4)
                                    Year) ---------------------------------------       (Instr. 3 and 4)    (I)
                                          Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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Option (right to buy)          $2.51      4/24/01    (A)                       1/01/02  4/24/11   Common   150,000
                                                                                                  Stock
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Option (right to buy)          $2.51      4/24/01    (A)                       1/01/02  4/24/11   Common   200,000
                                                                                                  Stock
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9. Number of           10. Ownership               11. Nature of
   derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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                               D
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    350,000                    D
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EXPLANATION OF RESPONSES:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                       /s/ Mahmood Panjwani               5/9/01
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
  If space is insufficient, see Instruction 6 for procedure.                      **Signature of Reporting Person    Date


Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form displays a currently valid OMB Number.
